Exhibit 4.2

EXECUTION VERSION

THIRD AMENDED AND RESTATED INVESTORS RIGHTS AGREEMENT

THIS THIRD AMENDED AND RESTATED INVESTORS RIGHTS AGREEMENT (this “Agreement”) is made as of November     , 2012, by and among BeneChill, Inc., a Delaware corporation (the “Company”), certain holders of Series A Preferred as listed on Schedule 1 attached hereto (each, a “Series A Investor” and, collectively, the “Series A Investors”), certain holders of Series B Preferred as listed on Schedule 2 attached hereto (each a “Series B Investor” and, collectively, the “Series B Investors”), certain holders of Series C Preferred as listed on Schedule 3 attached hereto (each a “Series C Investor” and, collectively, the “Series C Investors”), certain holders of Series D Stock as listed on Schedule 4 attached hereto (each a “Series D Investor” and, collectively, the “Series D Investors”), and certain holders of Series E Preferred as listed on Schedule 5 attached hereto (each a “Series E Investor” and, collectively, the “Series E Investors”). The Series A Investors, the Series B Investors, the Series C Investors, the Series D Investors, the Series D-1 Investors and the Series E Investors are collectively referred to as the “Investors”.

WHEREAS, concurrently with the execution of this Agreement, the Company has entered into a Series E Preferred Stock and Warrant Purchase Agreement, dated of even date herewith (the “Purchase Agreement”), pursuant to which the Company has agreed to issue and sell shares of the Series E Preferred and warrants to purchase shares of Series E Preferred to the Series E Investors, to the extent and in such amounts as set forth therein.

WHEREAS, the Company, the Investors who are parties to the Second Amended and Restated Investors Rights Agreement dated December 2, 2011, as amended by Amendment No. 1 to Second Amended and Restated Investors Rights Agreement dated November 6, 2012 (the “Prior Agreement”), entered into in connection with the Company’s sale of the Series D Preferred, desire to supersede and entirely replace the Prior Agreement with this Agreement; and

WHEREAS, as a condition to the obligations of the Series E Investors under the Purchase Agreement, the Company has agreed to grant the registration rights with respect to the Series E Preferred pursuant to this Agreement on the terms and conditions set forth herein.

WHEREAS, this Amendment is being entered into pursuant to Section 6.8 of the Purchase Agreement.

WHEREAS, capitalized terms used herein without definition have the meanings specified in the Purchase Agreement.

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and the Investors hereby acknowledge and agree as follows:

ARTICLE I.

DEFINITIONS

As used in this Agreement, the following terms shall have the meanings as set forth herein:

Section 1.1. “Accountants” has the meaning specified in Section 3.2.

Section 1.2. “Affiliate” means any Person who controls, is controlled by or is under common control with any other Person or Persons. For the purposes of this definition, “control” has the meaning specified as of the date of this Agreement for that word in Rule 405 promulgated by the Commission under the Securities Act.

Section 1.3. “Agreement” has the meaning specified in the first paragraph of this Agreement.

Section 1.4. “Board” means the Board of Directors of the Company.

Section 1.5. “Commission” means the United States Securities and Exchange Commission, and any successor thereto.

Section 1.6. “Common Stock” means the Company’s common stock, $.001 par value per share.

Section 1.7. “Company” has the meaning specified in the first paragraph of this Agreement.

Section 1.8. “Conversion Shares” means any shares of Common Stock issuable upon conversion of the Preferred Stock.

Section 1.9. “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated from time to time thereunder.

Section 1.10. “Holders” has the meaning specified in Section 3.7.

Section 1.11. “Indemnified Party” has the meaning specified in Section 2.6(c).

Section 1.12. “Indemnifying Party” has the meaning specified in Section 2.6(c).

Section 1.13. “Indemnitee” has the meaning specified in Section 2.6(b).

Section 1.14. “Initiating Investors” has the meaning specified in Section 2.1(e).

Section 1.15. “Intuitive Stockholder(s)” means Intuitive BeneChill, LLC, Brian Eliot Peierls, E. Jeffrey Peierls, U.D. E.F Peierls for Brian E. Peierls, U.D. E.F. Peierls for E. Jeffrey Peierls, U.D. J.N. Peierls for Brian Eliot Peierls, U.D. J.N. Peierls for E. Jeffrey Peierls, U. D. E.S. Peierls for E. F. Peierls et al, UW E.S. Peierls for Brian E. Peierls Accumulation, UW E.S. Peierls for E. Jeffrey Peierls Accumulation, UW J.N. Peierls for Brian E. Peierls, UW J.N. Peierls for E. Jeffrey Peierls, The Peierls Foundation, Inc. (Non-Profit), and U.D. Ethel F. Peierls Charitable Lead Trust.

Section 1.16. “Investors” has the meaning specified in the first paragraph of this Agreement.

Section 1.17. “Losses” has the meaning specified in Section 2.6(a).

Section 1.18. “Major Investor” has the meaning specified in Section 3.3(a).

Section 1.19. “Option Pool” has the meaning specified in Section 4.1(a).

Section 1.20. “Participation Notice” has the meaning specified in Section 2.2(a).

Section 1.21. “Person” includes all natural persons, corporations, business trusts, associations, limited liability companies, partnerships, joint ventures, governments, agencies, political subdivisions and other entities of whatever nature.

Section 1.22. “Purchase Agreement” has the meaning specified in the Recitals.

Section 1.23. “Preferred Stock” means the Series A Preferred, the Series B Preferred, the Series C Preferred, the Series D Preferred, the Series D-1 Preferred and the Series E Preferred.

Section 1.24. “Register,” “registered” and “registration” refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act and the declaration or ordering of the effectiveness of such registration statement.

Section 1.25. “Registrable Common” means (a) any shares of Common Stock which have been issued or are issuable upon the conversion of the Preferred Stock (including shares of Preferred Stock issued upon exercise of the Warrants), (b) any such shares of Common Stock held by an individual or entity that has been made a party to this Agreement under Section 6.10 hereof to the extent provided when such rights are granted, and (c) any shares of Common Stock issued as a dividend, stock split, reclassification, recapitalization or other distribution with respect to or in exchange for or replacement of any Registrable Common; provided, however, that shares of Common Stock shall no longer be Registrable Common (i) when they shall have been effectively registered under the Securities Act and sold by the Investor thereof in accordance with such registration or sold by the Investor pursuant to Section 4(1) of the Securities Act or Rule 144, or (ii) when registration under the Securities Act would no longer be required for the immediate public distribution of all such shares of Common Stock as a result of the provisions of Rule 144 so that all transfer restrictions and legends with respect thereto are removed upon consummation of such sale.

Section 1.26. “Registration Notice” has the meaning specified in Section 2.1(a)(i).

Section 1.27. “Registration Request” has the meaning specified in Section 2.1(a).

Section 1.28. “Rule 144” means Rule 144 promulgated by the Commission under the Securities Act, as such rule may be amended from time to time, or any successor rule thereto.

Section 1.29. “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated from time to time thereunder.

Section 1.30. “Series A Investor(s)” has the meaning specified in the first paragraph of this Agreement.

Section 1.31. “Series A Preferred” means (a) 1,027,942 (subject to appropriate adjustment to reflect stock splits, stock dividends, reorganizations and other capitalization changes effected after the date hereof) outstanding shares of the Company’s Series A Convertible Preferred Stock, $.001 par value per share, and any shares of Series A Preferred issued in payment of a dividend upon any share of Series A Preferred and (b) any other Registrable Common issued as a dividend or other distribution with respect to, or in replacement of, any Series A Preferred.

Section 1.32. “Series B Investor(s)” has the meaning specified in the first paragraph of this Agreement.

Section 1.33. “Series B Preferred” means (a) 4,180,910 (subject to appropriate adjustment to reflect stock splits, stock dividends, reorganizations and other capitalization changes effected after the Closing Date) shares of the Company’s Series B Convertible Preferred Stock, $.001 par value per share, and any shares of Series B Preferred issued in payment of a dividend upon any share of Series B Preferred and (b) any other Registrable Common issued as a dividend or other distribution with respect to, or in replacement of, any Series B Preferred.

Section 1.34. “Series C Investor(s)” has the meaning specified in the first paragraph of this Agreement.

Section 1.35. “Series C Preferred” means (a) up to 7,429,223 (subject to appropriate adjustment to reflect stock splits, stock dividends, reorganizations and other capitalization changes effected after the Closing Date) shares of the Company’s Series C Convertible Preferred Stock, $.001 par value per share, and any shares of Series C Preferred issued in payment of a dividend upon any share of Series C Preferred and (b) any other Registrable Common issued as a dividend or other distribution with respect to, or in replacement of, any Series C Preferred.

Section 1.36. “Series D Investor(s)” has the meaning specified in the first paragraph of this Agreement.

Section 1.37. “Series D Stock” means collectively (a) up to 8,932,635 (subject to appropriate adjustment to reflect stock splits, stock dividends, reorganizations and other capitalization changes effected after the Closing Date) shares of the Company’s Series D Convertible Preferred Stock, $.001 par value per share (the “Series D Preferred”), and any shares of Series D Preferred issued in payment of a dividend upon any share of Series D Preferred and (b) up to 2,891,453 (subject to appropriate adjustment to reflect stock splits, stock dividends, reorganizations and other capitalization changes effected after the Closing Date) shares of the Company’s Series D-1 Convertible Preferred Stock, $.001 par value per share (the “Series D-1

Preferred”), and any shares of Series D-1 Preferred issued in payment of a dividend upon any share of Series D-1 Preferred (c) any other Registrable Common issued as a dividend or other distribution with respect to, or in replacement of, any Series D Preferred or Series D-1 Preferred.

Section 1.38. “Series E Investor(s)” has the meaning specified in the first paragraph of this Agreement.

Section 1.39. “Series E Preferred” means (a) up to 8,383,378 (subject to appropriate adjustment to reflect stock splits, stock dividends, reorganizations and other capitalization changes effected after the Closing Date) shares of the Company’s Series E Convertible Preferred Stock, $.001 par value per share, and any shares of Series E Preferred issued in payment of a dividend upon any share of Series E Preferred and (b) any other Registrable Common issued as a dividend or other distribution with respect to, or in replacement of, any Series E Preferred.

Section 1.40. “Voting Agreement” means the Fourth Amended and Restated Voting Agreement, among the Company and certain stockholders named therein, dated of even date herewith, as may be amended from time to time.

Section 1.41. “Warrants” mean (i) the warrants to purchase shares of Series E Preferred dated issued pursuant to the terms of the Purchase Agreement; (ii) the warrants to purchase shares of Series D Preferred, issued pursuant to the terms of that certain Note Purchase Agreement dated October 29, 2010, as amended; (iii) the warrants to purchase shares of Series C Preferred Stock dated July 14, 2009; and (iv) the warrant to purchase shares of the Series B Preferred dated February 29, 2008.

ARTICLE II.

REGISTRATION RIGHTS

Section 2.1. Required Registration.

(a) Commencing on the date 90 days following the Company’s initial public offering of Common Stock registered under the Securities Act, the Investors holding a majority of the then outstanding Preferred Stock (voting together as a single class on an as-converted to Common Stock basis) will have the right to request in writing two registrations of their shares of Registrable Common (each, a “Registration Request”). If the Company receives such Registration Request, it shall:

(i) promptly give written notice to all other holders of record of Registrable Common that such registration is to be effected (“Registration Notice”); and

(ii) subject to the limitations and requirements set forth in this Section 2.1, use its reasonable best efforts to prepare and file a registration statement under the Securities Act, covering the Registrable Common held by Investors holding Preferred Stock which is the subject of the Registration Request and such additional Registrable Common for which it has received written requests to register by such other Investors within 45 days after the delivery of the Registration Notice, and shall use its best efforts to cause such registration statement to become effective as soon as is practicable after receipt of the Registration Request.

(b) If the Company is required to use Form S-1, the Company shall be obligated to (a) proceed with filing the registration statement only if the anticipated gross offering proceeds based upon the public offering price per share (as proposed by the underwriters, if any) is at least $5,000,000 and (b) prepare, file and cause to become effective no more than two registration statements on Form S-1 pursuant to this Section 2.1. If the Company meets the requirements for using Form S-3, the Company shall be obligated to (a) proceed with filing the registration statement (without any requirement as to the percentage of Registrable Common included in such statement) but only if the anticipated gross offering proceeds based upon the public offering price per share is at least $2,000,000 and (b) prepare, file and cause to become effective no more than two registration statements on Form S-3 in any 12-month period.

(c) If the Company shall furnish to such Investor(s) within 30 days of a Registration Request a certificate signed by the President of the Company stating that (i) the Company, pursuant to an action approved by the Board has already a present plan to commence preparation of a registration statement and to file the same within 90 days, or (ii) in the good faith judgment of the Board it would be seriously detrimental to the Company and its stockholders for such registration statement to be filed on or before the date filing would be required under this Agreement and it is therefore essential to defer the filing of such registration statement, the Company shall have the right to defer such filing for a period ending not later than 90 days from the date of the President’s certificate required herein. The Company may delay a request for registration not more than once in any 12-month period.

(d) The shares of Preferred Stock submitted for registration pursuant to a Registration Request shall be converted into Common Stock or such Investor(s) shall deliver a written commitment to the Company to convert such Preferred Stock into shares of Common Stock simultaneously with the closing of the offering covered by such registration statement.

(e) If the Investors submitting the Registration Request (the “Initiating Investors”) intend to distribute the Registrable Common covered by such request by means of an underwriting, the Registration Request shall so indicate and the Company shall include such information in the Registration Notice. The Company shall select the underwriter, with the approval of a majority in voting power of the Initiating Investors, which approval shall not be unreasonably withheld. Notwithstanding any other provision of this Section 2, if the managing underwriter advises the Initiating Investors in writing that marketing factors require reducing the number of shares to be underwritten, then the number of shares of Registrable Common included in the underwriting shall be reduced pro rata among the security holders in each class of stock requesting such registration in the following order: (i) first, the shares of stock held by entities or persons who are not parties to this Agreement, until such shares are eliminated; (ii) second, the shares of stock being sold for the Company’s account, until such shares are eliminated; and (iii) third, the Registrable Common held by the Investors requesting registration pursuant to Section 2.2 and the Registrable Common held by the Initiating Investors requesting registration pursuant to Section 2.1.

(f) In the event that the Investors holding a majority of the Registrable Common for which registration has been requested pursuant to this Section 2.1 determine for any reason not to proceed with a registration at any time before a registration statement has been declared effective by the Commission, and such registration statement, if theretofore filed with the Commission, is withdrawn with respect to the Registrable Common covered thereby, and, unless the withdrawal is based on a materially adverse change in the condition, business or prospects of the Company from that provided in the public disclosure of the Company at the time of receipt of the Registration Request, the Investors holding such Registrable Common agree to bear their own expenses incurred in connection therewith and to reimburse the Company for the expenses incurred by it attributable to the registration of such Registrable Common, and if such Investors in fact so reimburse the Company, then the Investors holding such Registrable Common shall not be deemed to have exercised their right to require the Company to register Registrable Common pursuant to this Section 2.1 (in the alternative, the Investors holding such Registrable Common may elect not to pay the registration expenses therefor, and forfeit their right to one demand registration statement pursuant to Section 2.1(a)).

(g) If, at the time a Registration Request is received by the Company, the Company has already determined (by the vote or written consent of the Board) to proceed with the actual preparation and filing of a registration statement under the Securities Act in connection with the Company’s proposed offer and sale for cash of its securities, the Registration Request shall be deemed to have been given pursuant to Section 2.2 rather than this Section 2.1, and the rights and obligations of the Investors and the Company with respect to the Registration Request shall be governed by Section 2.2 hereof.

Section 2.2. Incidental Registration.

(a) Each time the Company shall determine to proceed with the actual preparation and filing of a registration statement under the Securities Act in connection with the proposed offer and sale for cash of any of its securities by it or any of its security holders (other than in response to a Registration Request or a registration on Form S-8 or Form S-4 or their equivalents), the Company shall give written notice of its determination to all record Investors holding Registrable Common (a “Participation Notice”). Each Investor of Registrable Common desiring to include in any such registration statement all or any part of the Registrable Common held by it shall, within 20 days after receipt of a Participation Notice, so notify the Company in writing. The Company will, except as herein provided, cause all such Registrable Common, the record Investors of which have so requested registration thereof, to be included in such registration statement, provided that the shares of Preferred Stock submitted for registration shall be converted into Common Stock in such registration statement or such Investor shall deliver a written commitment to the Company to convert such Preferred Stock into shares of Common Stock immediately prior to the closing of the offering covered by such registration statement, all to the extent requisite to permit the sale or other disposition by the prospective seller or sellers of the Registrable Common to be so registered. If any registration pursuant to this Section 2.2 shall be underwritten in whole or in part, the Company may require that the Registrable Common requested for inclusion pursuant to this Section 2.2 be included in the underwriting on the same terms and conditions as the securities otherwise being sold through the underwriters.

(b) Nothing contained in this Agreement shall prevent the Company from, at any time, abandoning or delaying any such registration initiated by it. If the Company determines not to proceed with a registration after the registration statement has been filed with the Commission and the Company’s decision not to proceed is primarily based upon the anticipated public offering price of the securities to be sold by the Company, the Company shall promptly complete the registration for the benefit of those selling security Investors who wish to proceed with a public offering of their securities and who bear all expenses incurred by the Company thereafter as the result of such registration arising after the Company has decided not to proceed; provided, however, that such selling security Investors shall not be required to bear the expense of such registration if such registration qualifies as a required registration pursuant to Section 2.1 hereof and limitations regarding the number of such required registrations have not been exceeded.

(c) If in the good faith judgment of the managing underwriter of any such public offering, the inclusion of all of the Registrable Common originally covered by a request for registration pursuant to this Section 2.2 would interfere with the successful marketing of the shares of stock offered by the Company, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters and the Company in their sole discretion determine will not jeopardize the success of the offering. If the underwriters determine that less than all of the Registrable Securities requested to be registered can be included in such offering, then the Registrable Securities that are included in such offering shall be allocated among the selling Holders in proportion (as nearly as practicable to) the number of Registrable Securities owned by each selling Holder or in such other proportions as shall mutually be agreed to by all such selling Holders. To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriters may round the number of shares allocated to any Holder to the nearest 100 shares. Notwithstanding the foregoing, in no event shall (i) the number of Registrable Securities included in the offering be reduced unless all other securities (other than securities to be sold by the Company) are first entirely excluded from the offering, or (ii) the number of Registrable Securities included in the offering be reduced below 25% of the total number of securities included in such offering, unless such offering is the IPO, in which case the selling Holders may be excluded further if the underwriters make the determination described above and no other stockholder’s securities are included in such offering.

Section 2.3. Underwriting Arrangements Applicable to Required and Incidental Registrations. The right of any Investor to include Registrable Common in any underwritten registration pursuant to this Agreement shall be conditioned upon such Investor’s participation in such underwriting and the inclusion of such Investor’s Registrable Common in the underwriting. All Investors proposing to distribute their securities through such underwriting shall (together with the Company) enter into an underwriting agreement in customary form with the underwriter or underwriters selected.

Section 2.4. Registration Procedures. When the Company is required by the terms of this Agreement to effect the registration of Registrable Common under the Securities Act, the Company will do the following:

(a) Filing. Prepare and file with the Commission a registration statement with respect to such securities, and use its best efforts to cause such registration statement to become and remain effective for such period set forth in Section 2.4(b);

(b) Period of Effectiveness. Prepare and file with the Commission such amendments to such registration statement and supplements to the prospectus contained therein as may be necessary to keep such registration statement effective for such period as may be reasonably necessary to effect the sale of such securities, provided, however, such period shall not exceed the earlier to occur of (i) the completion by the underwriters of the distribution pursuant to such registration statement (or the sale of all of the Registrable Common by the Investors included in such registration statement pursuant to other transactions) or (ii) (A) six months;

(c) Copies. Furnish to the Investors participating in such registration and to the underwriters of the securities being registered such reasonable number of copies of the registration statement, preliminary prospectus, final prospectus and such other documents as such underwriters may reasonably request in order to facilitate the public offering of such securities;

(d) Blue Sky. Use its best efforts to register or qualify the securities covered by such registration statement under such state securities or blue sky laws of such jurisdictions as such participating Investors may reasonably request in writing, except that the Company shall not for any purpose be required to execute a general consent to service of process or to qualify to do business as a foreign corporation in any jurisdiction wherein it is not so qualified;

(e) Notification. Notify the Investors participating in such registration, promptly after it shall receive notice thereof, of the time when such registration statement has become effective or a supplement to any prospectus forming a part of such registration statement has been filed;

(f) Amendment Notice. Notify such Investors promptly of any request by the Commission for the amending or supplementing of such registration statement or prospectus or for additional information;

(g) Amendment. Prepare and file with the Commission, promptly upon the request of any such Investors, any amendments or supplements to such registration statement or prospectus which, in the opinion of counsel for such Investors (and reasonably concurred in by counsel for the Company), is required under the Securities Act or the rules and regulations thereunder in connection with the distribution of the Registrable Common by such Investor;

(h) Update. Prepare and promptly file with the Commission and promptly notify such Investors of the filing of such amendment or supplement to such registration statement or prospectus as may be necessary to correct any statements or omissions if, at the time when a prospectus relating to such securities is required to be delivered under the Securities Act, any event shall have occurred as the result of which any such prospectus or any other prospectus as then in effect would include an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances in which they were made, not misleading;

(i) Stop Orders. Advise such Investors, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such registration statement or the initiation or threatening of any proceeding for that purpose and promptly use its best efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

(j) Compliance Issues. Not file any amendment or supplement to such registration statement or prospectus to which a majority in voting power of such Investors shall have reasonably objected on the grounds that such amendment or supplement does not comply in all material respects with the requirements of the Securities Act or the rules and regulations promulgated thereunder, after having been furnished with a copy thereof at least two business days prior to the filing thereof (provided, however, that any reports filed pursuant to the Exchange Act need not be reviewed nor approved by such Investors), unless in the opinion of counsel for the Company the filing of such amendment or supplement is reasonably necessary to protect the Company from any liabilities under any applicable federal or state law and such filing will not violate applicable law;

(k) Opinion of Counsel, Comfort Letter. In the event of an underwritten offering, at the request of any such Investor, furnish (i) a legal opinion of its counsel, dated as of the closing date of the offering, addressed to the underwriters, if any, and to the Investor or Investors making such request; and (ii) customary “cold comfort letters” from its independent certified public accountants, dated as of the closing date of the offering, addressed to the underwriters, if any, and to the Investor or Investors making such request, in each case in form and substance as is customary in an underwritten public offering; and

(l) Listing on National Exchange. Use its best efforts (i) to cause all the Registrable Common to be listed on a national securities exchange (if the Registrable Common is not already so listed) and on each additional national securities exchange on which similar securities issued by the Company are then listed, if the listing of the Registrable Common is then permitted under the rules of such exchange, or (ii) to secure designation of all the Registrable Common as a NASDAQ “national market system security” within the meaning of Rule 11Aa2-1 of the Commission or, failing that, to secure listing on NASDAQ for the Registrable Common and, without limiting the generality of the foregoing, to arrange for at least two market makers to register as such with respect to Registrable Common with the Financial Industry Regulatory Authority.

Section 2.5. Expenses. With respect to each registration requested pursuant to Section 2.1 hereof (except as otherwise provided in such Section) and with respect to each inclusion of Registrable Common in a registration statement pursuant to Section 2.2 hereof (except as otherwise provided in such Section), the Company shall bear all registration expenses, including the following fees, costs and expenses: all registration, filing and FINRA fees, printing expenses, fees and disbursements of counsel and accountants for the Company, all internal Company expenses, all legal fees and disbursements and other expenses of complying with state securities or blue sky laws of any jurisdictions in which the securities to be offered are to be registered or qualified, the reasonable fees and disbursements of one special counsel for the selling security Investors and the premiums and other costs of policies of insurance obtained by the Company against liability (if any) arising out of such public offering. All other fees and disbursements of any accountants or advisors for the selling security Investors, underwriting discounts and commissions and transfer taxes relating to the shares included in the offering by the selling security Investors, and any other expenses incurred by the selling security Investors not expressly included above, shall be borne by the selling security Investors.

Section 2.6. Indemnification. In the event that any Registrable Common is included in a registration statement under Section 2.1 or 2.2 hereof:

(a) Indemnification by Company. To the fullest extent permitted by law, the Company will indemnify and hold harmless each Investor of Registrable Common which is included in a registration statement pursuant to the provisions hereof, its partners, members, directors, officers, and their respective Affiliates and any underwriter (as defined in the Securities Act) for such Investor and each Person, if any, who controls such Investor or such underwriter within the meaning of the Securities Act, from and against, and will reimburse such Investor and each such underwriter and controlling Person with respect to, any and all loss, damage, liability (collectively, “Losses”) to which such Investor or any such underwriter or controlling Person may become subject under the Securities Act, state securities laws or otherwise, and the Company will pay to each such Investor, underwriter or controlling Person any legal or other costs or expenses reasonably incurred by such Person in connection with investigating or defending any such Loss, insofar as such Losses are caused by any untrue statement or alleged untrue statement of any material fact contained in such registration statement, any prospectus contained therein or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading; provided, however, that the Company will not be liable in any such case to the extent that any such Loss arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission so made in conformity with information furnished by such Investor, such underwriter or such controlling Person in writing specifically for use in the preparation thereof, provided however, that the indemnity agreement in this Section 2.6(a) shall not apply to amounts paid in settlement of any such Loss if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld; provided, however, that the Company shall not, without approval of each party being indemnified pursuant to this Section 2.6(a), which approval shall not be unreasonably withheld, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term the giving by the claimant or plaintiff to the parties being so indemnified of a release from all liability with respect to such claim or litigation; and provided further, that the foregoing indemnity obligation with respect to any preliminary prospectus shall not inure to the benefit of any Investor on account of any Loss whatsoever arising from the sale of any Registrable Common by such Investor to any person if (A) a copy of the final prospectus (as amended or supplemented if such amendments or supplements shall have been furnished to such Investor prior to the confirmation of the sale involved) shall not have been sent or given by or on behalf of such Investor to such

Person, if required by law, with or prior to the written confirmation of the sale involved, and (B) the untrue statement or alleged untrue statement or omission or alleged omission of a material fact contained in such preliminary prospectus from which such Loss arose was corrected in the final prospectus (as amended or supplemented if such amendments or supplements thereto shall have been furnished as aforesaid).

(b) Indemnification by Investors. To the fullest extent permitted by law, each Investor of Registrable Common which is included in a registration statement pursuant to the provisions hereof will indemnify and hold harmless the Company, its directors and officers, each Person, if any, who controls the Company within the meaning of the Securities Act, any other Investor selling securities pursuant to such registration statement, any controlling Person of any such selling Investor, any underwriter and any controlling Person of any such underwriter (including any broker or dealer through whom such of the shares may be sold) (each, an “Indemnitee”) from and against, and will reimburse any Indemnitee with respect to, any and all Losses to which such Indemnitee may become subject under the Securities Act, state securities laws or otherwise, and the Company will pay to each such Investor, underwriter or controlling person any legal or other costs or expenses reasonably incurred by such person in connection with investigating or defending any such Loss, insofar as such Losses are caused by any untrue or alleged untrue statement of any material fact contained in such registration statement, any prospectus contained therein or any amendment or supplement thereto, or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was so made in reliance upon and in conformity with written information furnished by such Investor specifically for use in the preparation thereof, and provided, however, that the indemnity agreement in this Section 2.6(b) shall not apply to amounts paid in settlement of any such Loss if such settlement is effected without the consent of the indemnifying Investor, which consent shall not be unreasonably withheld; provided, however, that such indemnifying Investor shall not, without approval of each party being indemnified pursuant to this Section 2.6(b), which approval shall not be unreasonably withheld, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term the giving by the claimant or plaintiff to the parties being so indemnified of a release from all liability with respect to such claim or litigation; and provided, further that the obligations of such Investors under this Section 2.6(b) shall be limited to the amount by which the proceeds to each such Investor of Registrable Common from such offering exceeds the amount paid (including underwriters’ discounts and commissions, if any) by such Investor in connection with such registration.

(c) Indemnification Procedures. Promptly after receipt by a party entitled to indemnification pursuant to this Section 2.6 (each, an “Indemnified Party”) of notice of the commencement of any action involving the subject matter of the foregoing indemnity provisions such Indemnified Party will, if a claim is to be made against the party obligated to provide indemnification pursuant to this section (each, an “Indemnifying Party”), promptly notify the Indemnifying Party of the commencement thereof; but the omission to provide such notice will not relieve the Indemnifying Party from any liability hereunder, except to the extent that the delay in giving, or failing to give, such notice has a material adverse effect upon the ability of the Indemnifying Party to defend against the claim. In case such action is brought against an

Indemnified Party, the Indemnifying Party shall have the right to participate in and, at the Indemnifying Party’s option, to assume the defense thereof, singly or jointly with any other Indemnifying Party similarly notified, with counsel reasonably satisfactory to the Indemnified Party; provided, however, that if the defendants in any action include both the Indemnified Party and the Indemnifying Party and the Indemnified Party shall have reasonably concluded based on advice of counsel that there may be legal defenses available to any Indemnified Parties that are different from or additional to those available to the Indemnifying Party, or if there is a conflict of interest which would prevent counsel for the Indemnifying Party from also representing the Indemnified Party, the Indemnified Party shall have the right to select counsel to participate in the defense of such action on behalf of such Indemnified Party at the expense of the Indemnifying Party; provided that the Indemnifying Party shall be responsible for the expense of only one such special counsel selected jointly by the Indemnified Parties, if there is more than one Indemnified Party. After notice from an Indemnifying Party to any Indemnified Party of such Indemnifying Party’s election to assume the defense of the action, the Indemnifying Party will not be liable to such Indemnified Party pursuant to this Section 2.6 for any legal or other expense subsequently incurred by such Indemnified Party in connection with the defense thereof other than reasonable costs of investigation, unless (i) the Indemnified Party shall have employed counsel in accordance with the proviso of the preceding sentence, or (ii) the Indemnifying Party shall not have employed counsel reasonably satisfactory to the Indemnified Party to represent the Indemnified Party within a reasonable time after the notice of the commencement of the action, or (iii) the Indemnifying Party has authorized the employment of counsel for the Indemnified Party at the expense of the Indemnifying Party.

(d) Contribution. If the indemnification provided for in Section 2.6(a) or Section 2.6(b) is held by a court of competent jurisdiction to be unavailable to an Indemnified Party (other than pursuant to its terms) with respect to any loss, liability, claim, damage, or expense referred to therein, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party hereunder, shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and of the Indemnified Party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage, or expense as well as any other relevant equitable considerations; provided however, that the total amount paid or payable by a Investor pursuant to this Section 2.6(d) shall be limited to the net amount of any proceeds received by such Investor from the sale of Registrable Common included in the applicable registration statement. The relative fault of the Indemnifying Party and of the Indemnified Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Indemnifying Party or by the Indemnified Party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.

Section 2.7. Exceptions to and Termination of Registration Obligations. The Company shall not be obligated to effect a registration if the Company delivers to the holders of the Registrable Common within 30 days of any Registration Request the notice permitted by Section 2.1(c) and so files within such period described in the notice. This Agreement, and the registration rights set forth herein, shall terminate upon the earlier to occur of (a) the expiration of five years following the Company’s initial public offering or (b) with respect to any holder of the Registrable Common, that time following the Company’s Qualified Public Offering that such holder is able to sell all of such holder’s Registrable Common under Rule 144 promulgated under the Securities Act during any 90-day period.

Section 2.8. Cooperation. Any Investor whose Registrable Common are to be included in a registration statement either filed pursuant to a demand or as part of a Company registration agrees to cooperate with all reasonable requests by the Company necessary to effectuate the purposes of this Agreement, including by timely providing the Company with all information necessary to file a registration statement.

Section 2.9. “Market Stand-Off” Agreement. Each Investor hereby agrees that, following the effective date of the initial registration of the Company’s securities under the Securities Act, for the period of time and to the extent reasonably requested by the underwriter(s) and the Company, such Investor shall not sell, offer to sell, contract to sell (including, without limitation, any short sale), grant any option to purchase or otherwise transfer or dispose of any securities of the Company held by such Investor, directly or indirectly, except securities covered by the registration statement and transfers to donees who agree to be similarly bound; provided however, that (i) the executive officers and directors of the Company, as well as each holder of at least 2% of the Company’s Common Stock (including all shares of Common Stock issuable upon conversion or exercise of convertible securities, options or warrants), shall have agreed to be bound by substantially the same terms and conditions, (ii) the time period requested for such market stand-off shall not exceed (A) 180 days following the Company’s initial public offering or (B) 90 days following any subsequent registration of the Company’s securities and (iii) the restriction shall not apply to a registration relating solely to employee, consultant or advisor benefit plans on Form S-1 or Form S-8 (or similar forms promulgated after the date hereof), or a registration relating solely to a transaction pursuant to Rule 145 promulgated under the Securities Act on Form S-4 (or similar forms promulgated after the date hereof) or shares of Common Stock purchased by any Investor in an open-market transaction in or after such registration. The Company may impose stop-transfer instructions during such stand-off period with respect to the securities of each Investor subject to this restriction if necessary to enforce such restrictions.

Section 2.10. Limitations on Additional Registration Rights. From and after the date of this Agreement, the Company shall not, without the consent of the Investors holding a majority of the Registrable Common enter into any agreement granting any holder or prospective holder of any securities of the Company registration rights with respect to such securities except for agreements granting new registration rights which (i) are subordinate to the registration rights granted hereunder, (ii) would not reduce the number of shares of Registrable Common that the existing Investors are entitled to include in any registration, and (iii) prohibit such holders from making a demand for registration that could result in such registration statement being declared effective prior to six months after the date of the Company’s initial public offering or within 180 days of the effective date of any registration effected pursuant to Section 2.1. Any party that is granted subordinate registration rights pursuant to this Section 2.10 may be made a party to this Agreement with the consent of the Investors holding a majority of the Registrable Common, voting together as a single class.

ARTICLE III.

AFFIRMATIVE COVENANTS OF THE COMPANY

The Company covenants and agrees with the Investors as follows:

Section 3.1. Corporate Existence. The Company will maintain its corporate existence in good standing and comply with all applicable laws and regulations of the United States or of any state or political subdivision thereof and of any government authority where failure to so comply would have a Material Adverse Effect (as such term is defined in the Purchase Agreement) on the Company or its business or operations.

Section 3.2. Books of Account and Reserves. The Company will keep books of record and account in which full, true and correct entries are made of all of its dealings, business and affairs, in accordance with generally accepted United States accounting principles (“GAAP”), consistently applied throughout the periods indicated, except as disclosed therein. The Company will employ certified public accountants from a regional or national firm as (a) selected by the Board who are “independent” within the meaning of the accounting regulations of the Commission and (b) approved by at least two of the Preferred Directors (as such term is defined in the Certificate of Incorporation), which approval shall not be withheld unreasonably (the “Accountants”). The Company will have annual audits made by such Accountants in the course of which such Accountants shall make such examinations, in accordance with generally accepted auditing standards, as will enable them to give such reports or opinions with respect to the financial statements of the Company as will satisfy the requirements of the Commission in effect at such time with respect to reports or opinions of accountants.

Section 3.3. Furnishing of Financial Statements and Information. The Company will, until the closing of a Qualified Public Offering (as defined in the Certificate of Incorporation).

(a) deliver the following monthly financial statements to each Investor which alone, or in combination with an Affiliate which is also an Investor, holds at least a 5% ownership interest in the Company on a fully diluted basis (assuming full conversion and exercise of all convertible and exercisable securities into Common Stock) (each such Investor a “Major Investor”), as soon as available, but in any event within 30 days after the close of each month: an unaudited balance sheet of the Company as of the end of such month, together with the related statements of operations for each such month, together with the related statements of operations for each such month, and on a year to date basis (provided, however, that such statements need not comply with GAAP), which balance sheets and statements of operations shall compare the financial information contained therein with the Company’s annual operating plan and budget for such period;

(b) deliver the following quarterly financial statements to each Major Investor as soon as available but in any event within 45 days after the end of each of the first three quarters of each fiscal year of the Company: an unaudited balance sheet of the Company, together with the related statements of operations and cash flow for such quarter (provided, however, that such statements need not include footnotes, but otherwise shall comply with GAAP), which financial statements shall compare the financial information contained therein with the Company’s annual operating plan and budget for such period;

(c) deliver the following annual financial statements to each Major Investor as soon as available but in any event within 30 days after the end of each fiscal year: an unaudited balance sheet of the Company, as of the end of such fiscal year (provided, however, that such statements need not include footnotes, but otherwise shall comply with GAAP), which financial statements shall compare the financial information contained therein with the Company’s annual operating plan and budget for such period;

(d) deliver the following annual financial statements to each Major Investor as soon as available but in any event within 120 days after the end of each fiscal year: a balance sheet of the Company, as of the end of such fiscal year, together with the related statements of operations, and cash flow for such fiscal year, all in reasonable detail and duly certified by the Accountants, who shall have given the Company an opinion, unqualified as to the scope of the audit, regarding such statements;

(e)(i) at least 30 days before the beginning of each fiscal year, ensure that management prepares and submits to the Board and each Major Investor the operating plan and budget for the upcoming year, (ii) within 30 days after the end of each month and after the end of each fiscal quarter, ensure that management prepares and submits to the Board and such Major Investors an update on the Company’s actual performance against the plan and budget, and (iii) within 30 days after the each fiscal year, and at such other times as the Major Investors may reasonably request, an updated capitalization table, and an updated stock options/vesting schedule;

(f) deliver to each Major Investor, with reasonable promptness, such other financial information and projections relating to the business, affairs and financial condition of the Company as is available to the Company and as from time to time any such Major Investor may reasonably request; and

(g) deliver to each Major Investor within seven days after the Company learns of the commencement or written threats of the commencement of any lawsuit, legal or equitable, or of any administrative, arbitration or other proceeding against the Company or its business, assets or properties, written notice of the nature and extent of such suit or proceeding.

Section 3.4. Inspection. The Company will permit each Major Investor, or any other representative designated by each such Major Investor and reasonably satisfactory to the Company, to visit and inspect, at such Major Investor’s expense, any of the properties of the Company, including its books and records (and to make photocopies thereof or make extracts therefrom), and to discuss its affairs, finances and accounts with its officers, lawyers and accountants, all to such reasonable extent and at such reasonable times and intervals as such Major Investor may reasonably request; provided, however, that each Major Investor’s foregoing rights are limited to exercising such rights only for purposes related to such Major Investor’s stock ownership in the Company and nothing herein will require the Company to take action or provide information (i) that is subject to attorney-client privilege, as determined in good faith by the Board, (ii) for or to a party with which the Company is at the time engaged in a dispute or litigation, (iii) that would cause the Company to breach a confidentiality agreement with a third party or (iv) for or to any party that the Company reasonably deems to be a competitor of the Company. Each Major Investor shall maintain, and shall require its representatives to maintain, all confidential information obtained from the Company on a confidential basis; provided, however, that there shall be no obligation under this Section 3.4 for information which (i) is generally known to the public at the time of disclosure or becomes generally known through no wrongful act on the part of the Major Investor or its representative; (ii) is independently known by the Major Investor or its representative without reference to or reliance upon the confidential information; (iii) is required to be disclosed by the Major Investor or its representative to comply with applicable laws or governmental regulations, provided that the Major Investor or its representative provides prior written notice of such disclosure to the Company and take reasonable and lawful actions to avoid and/or minimize the extent of such disclosure.

Section 3.5. Subsidiaries. If the Company establishes, maintains or controls, directly or indirectly, any subsidiary, it shall cause each such subsidiary to comply with the applicable covenants set forth in this Article III.

Section 3.6. ERISA. Upon the request of an Investor, the Company shall provide certain management rights to such Investor to allow for its compliance with the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

Section 3.7. Right of First Offer. In the event that the Company proposes to issue any New Securities (as defined in Section 3.7(e)), the Company shall first make an offering of such New Securities to each Major Investor other than the Intuitive Stockholders (collectively, for purposes of this Section 3.7, the “Holders”), pursuant to the following provisions:

(a) The Company shall deliver notice (the “Initial Company Notice”) stating (i) its bona fide intention to offer such New Securities, (ii) the number of New Securities to be offered, and (iii) the price and terms, if any, upon which it proposes to offer such New Securities, at least 30 calendar days before such offer.

(b) By written notification received by the Company within 20 calendar days after giving the Initial Company Notice, each Holder may elect to purchase up to its Pro Rata Share of such New Securities on the price and terms provided for in such Initial Company Notice. For purposes of this Section 3.7, “Pro Rata Share” shall be determined by multiplying the total number of New Securities subject to this Section 3.7 by a fraction, the numerator of which shall be the total number of shares of capital stock of the Company (assuming full conversion and exercise of all convertible and exercisable securities into Common Stock) held by such Holder; and the denominator of which shall be the total number of shares of capital stock of the Company outstanding (on a fully diluted basis assuming full conversion and exercise of all outstanding convertible and exercisable securities). Promptly after such 20-day period, the Company shall give to all Holders exercising in full their right to purchase their respective Pro Rata Share of such New Securities a written notice (the “Final Company Notice”) setting forth the number of such New Securities subscribed to be purchased pursuant to the exercise of such rights by all Holders and the number of such New Securities that have not been subscribed to be so purchased. If any Holder fails to exercise its right hereunder to purchase all of its Pro Rata Share of such New Securities, the other Holders may agree to purchase all of the Holders’ unpurchased Pro Rata Share on a pro rata basis, up to and including the aggregate of all of the Holders’ Pro Rata Share of such New Securities, within five calendar days from the Company’s giving of the Final Company Notice.

(c) The Company may, during the 90 calendar-day period following the expiration of the 20-plus-5-day period provided in Section 3.7(b), offer the remaining unsubscribed portion of such New Securities to one or more persons or entities at a price not less than that, and upon terms no more favorable to the offeree than those, specified in the Company Notice. No Holder that has agreed to purchase or otherwise acquire any such New Securities pursuant to the exercise of the right of first offer set forth in this Section 3.7 shall be obligated to consummate such purchase or acquisition unless and until such New Securities available for issuance or sale to such persons or entities have actually been issued or sold in accordance with the terms set forth in the Initial Company Notice, in which event a closing with respect to both the purchase by such Holders and such persons or entities shall occur simultaneously. If the Company does not enter into an agreement for the sale of such New Securities within such 90-day period with such persons or entities, or if such agreement is not consummated within 30 calendar days of the execution thereof, the right provided hereunder shall be deemed to be revived and such New Securities shall not be offered unless first reoffered to the Holders in accordance with this Section 3.7.

(d) A Holder may, at any time, transfer or assign its right of first offer to any investment fund, partnership, limited liability company or entity managed or controlled by, or under common control with, such Holder. For purposes of clarity, for as long as Denise Barbut, M.D. remains a Major Investor, the right of first offer to Dr. Barbut as a Holder may not be transferred or assigned to any other individual or entity, other than the Heinemann Family Trust.

(e) “New Securities” shall mean any capital stock (including Common Stock and/or Preferred Stock) of the Company whether now authorized or not, and rights, convertible securities, options or warrants to purchase such capital stock, and securities of any type whatsoever that are, or may become, exercisable or convertible into capital stock; provided the term “New Securities” shall not apply to any additional shares of capital stock (a) issuable upon conversion of the Preferred Stock, (b) issuable upon conversion of any of the Company’s convertible securities outstanding on the date hereof (including pursuant to the Purchase Agreement) or upon the exercise of any warrants outstanding as of the date hereof, (c) issued or issuable out of the Option Pool (as defined in Section 4.1(a)), (d) issued or issuable by way of stock split or stock dividend or similar capital modification or in connection with an adjustment to any Preferred Stock conversion price, (e) issued in connection with any merger, acquisition or other reorganization approved by a majority of the members of the Board, which majority shall include such number of the Preferred Directors (as such term is defined in the Certificate of Incorporation) whose designators under Section 1.1.2 of the Voting Agreement, along with each such designator’s Affiliates, hold in the aggregate a majority of the then outstanding shares of the Preferred Stock, (f) issued pursuant to business conducted by the Company with customers or suppliers as approved by a majority of the members of the Board, which majority shall include such number of the Preferred Directors (as such term is defined in the Certificate of Incorporation) whose designators under Section 1.1.2 of the Voting Agreement, along with each such designator’s Affiliates, hold in the aggregate a majority of the then outstanding shares of the Preferred Stock, (g) issued to lessors or financial institutions in connection with financing transactions approved by a majority of the members of the Board, which majority shall include such number of the Preferred Directors (as such term is defined in the Certificate of Incorporation) whose designators under Section 1.1.2 of the Voting Agreement, along with each such designator’s Affiliates, hold in the aggregate a majority of the then outstanding shares of the Preferred Stock, (h) issued in connection with (1) an acquisition by the Company of another entity or (2) the merger or consolidation of the Company into another entity, in each case, pursuant to which the Company will own 50% or more of the voting power of such other entity following the acquisition, merger or consolidation, in each case as approved by a majority of the members of the Board, which majority shall include such number of the Preferred Directors (as such term is defined in the Certificate of Incorporation) whose designators under Section 1.1.2 of the Voting Agreement, along with each such designator’s Affiliates, hold in the aggregate a majority of the then outstanding shares of the Preferred Stock, (i) issued in connection with strategic corporate partnering arrangements as approved by (1) a majority of the members of the Board, which majority shall include such number of the Preferred Directors (as such term is defined in the Certificate of Incorporation) whose designators under Section 1.1.2 of the Voting Agreement, along with each such designator’s Affiliates, hold in the aggregate a majority of the then outstanding shares of the Preferred Stock and (2) in the event that the additional shares of capital stock issued in connection with such strategic corporate partnering arrangement represent 3% or more of the outstanding capital stock of the Company, the affirmative vote or written consent of a majority of the then outstanding shares of the Preferred Stock (voting together as a single class), (j) issued in connection with a Qualified Public Offering (as defined in the Certificate of Incorporation), (k) with respect to which the Company has obtained a written waiver of the application of this Section 3.7 signed by the Holders of a majority of the Preferred Stock (voting together as a single class) or, (l) issued pursuant to Section 4 of the Purchase Agreement. For the purposes of such right of first offer, the issuance by the Company of any warrant or right to purchase or subscribe to another security, or the issuance of a security which gives the holder a present or future right or privilege to convert the security into another security, shall be deemed to include the issuance of the underlying security at the time of the issuance of the warrant or right or convertible security, but the exercise of the right to purchase or subscribe or to convert shall not be deemed an additional “issuance” subject to such right of first offer.

(f) This Section 3.7 may not be waived or amended in a manner that would adversely affect the rights of any Holder under this Section 3.7 without the written consent of such Holder (for the avoidance of doubt, the term “Holder” does not include any Intuitive Stockholder).

(g) The parties hereto acknowledge and agree that (i) the Intuitive Stockholders have been granted preemptive rights separate from those granted to the Holders under this Section 3.7 pursuant to the terms of that certain Settlement and Release Agreement dated November 6, 2012 among the Company and the Intuitive Stockholders (the “Intuitive Preemptive Rights”), (ii) the Intuitive Stockholders are no longer entitled to the benefits or subject to the obligations of Section 3.7(a) through (f) of this Agreement, (iii) the Intuitive Stockholders are no longer considered “Holders” under this Section 3.7, (iv) Section 3.7(a) through (f) of this Agreement may be amended, waived or modified at any time without the consent of any Intuitive Stockholder as long as such amendment, waiver or modification does not restrict or inhibit the Intuitive Preemptive Rights, and (v) the rights granted to the Holders under this Section 3.7 may be exercised in parallel to the Intuitive Preemptive Rights as long as the Intuitive Preemptive Rights are not restricted or inhibited.

Section 3.8. Payment of Taxes. The Company will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of Conversion Shares, other than any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Preferred Stock so converted were registered.

Section 3.9. Nondisclosure and Developments Agreement; Non-Compete Agreements. The Company shall obtain, and shall cause its subsidiaries (if any are formed in the future) to obtain, a nondisclosure and inventions assignment agreement containing terms substantially similar to the form of Exhibit B attached to the Purchase Agreement from all future officers, employees and consultants, upon commencement of their association with the Company or any of its subsidiaries. In addition, the Company shall obtain, and shall cause its subsidiaries (if any are formed in the future) to obtain, a non-compete (except for employees in California) and non-solicitation agreement from all future employees upon commencement of their association with the Company or any of its subsidiaries.

Section 3.10. Reports Under Securities Exchange Act of 1934. With a view to making available to the Major Investors the benefits of Rule 144 promulgated under the Securities Act and any other rule or regulation of the Commission that may at any time permit a Major Investor to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company agrees to:

(a) make and keep public information available, as those terms are understood and defined in Commission Rule 144, at all times after 90 days after the effective date of the first registration statement filed by the Company for the offering of its securities to the general public;

(b) take such action (including the voluntary registration of its Common Stock under Section 12 of the Exchange Act) as is necessary to enable the Major Investors to utilize Form S-3 for the sale of their Registrable Common, such action to be taken as soon as practicable after the end of the fiscal year in which the first registration statement filed by the Company for the offering of its securities to the general public is declared effective;

(c) file with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the 1934 Act; and

(d) furnish to any Major Investor, so long as the Major Investor owns any Registrable Common, forthwith upon request (i) a written statement by the Company that it has complied with the reporting requirements of Commission Rule 144 (at any time after 90 days after the effective date of the first registration statement filed by the Company), the Securities Act and the 1934 Act (at any time after it has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (iii) such other information as may be reasonably requested in availing any Major Investor of any rule or regulation of the Commission which permits the selling of any such securities without registration or pursuant to such form.

Section 3.11. Qualified Small Business Stock. For as long as any Investor holds Preferred Stock or Conversion Shares, the Company shall use its best efforts to cause the Preferred Stock or Conversion Shares to qualify as “qualified small business stock” for purposes of Section 1202 of the Code (including, without limitation, by submitting any reports required under Section 1202(d)(1)(C) of the Code).

Section 3.12. Insurance. The Company shall procure and maintain (a) an officers’ and directors’ liability insurance policy in an amount equal to at least $5 million and (b) a product liability insurance policy in an amount equal to at least $3 million, in each case on such terms and conditions as determined by the Board.

Section 3.13. Stock Vesting. Unless otherwise approved by the Board or the Compensation Committee if the Board designates it such authority, all stock options and other stock equivalents issued after the date of this Agreement to employees, directors, consultants and other service providers shall be subject to vesting as follows: (a) 25% of such stock shall vest at the end of the first year following such person’s services commencement date with the Company, and (b) 75% of such stock shall vest over the remaining 36 months in monthly installments.

ARTICLE IV.

NEGATIVE COVENANTS OF THE COMPANY

The Company covenants and agrees with the Investors that it will be limited and restricted as follows:

Section 4.1. General Restrictions. Without prior approval of the Board, the Company will not hereafter:

(a) issue any shares of its capital stock or grant any options, warrants or other conversion rights to any person other than pursuant to employee, director, consultant or advisor stock plans or agreements providing for the granting or potential issuance of not more than 5,161,550 shares of Common Stock (subject to appropriate adjustment to reflect stock splits, stock dividends, reorganizations and other capitalization changes) or such higher amount approved by the Board and the holders of a majority of the Preferred Stock (the “Option Pool”);

(b) repurchase any capital stock of the Company (except for isolated repurchases from employees approved in advance by a majority of the Board);

(c) make, or permit any Affiliate of the Company to make, any loan or advances to any person, including, without limitation, to any officer, director or stockholder of the Company (excluding loans and advances to employees or suppliers in the ordinary course of business which shall include loans to existing employees or prospective employees in connection with relocation expenses), except to a wholly-owned subsidiary;

(d) guarantee, endorse, or otherwise become contingently liable for the obligations or the debts of any other person or entity, except in the ordinary course of business;

(e) mortgage or pledge, or create a security interest in all or substantially all of the properties or assets of the Company, except for the security interest currently granted by the Company in favor of Solon;

(f) enter into or be a party to any transaction with any director, officer, or employee of the Company or an immediate family member thereof, except for transactions contemplated by this Agreement, the Purchase Agreement or compensatory arrangements not involving an employment agreement in the ordinary course of business; or

(g) change the fundamental line of business or enter into a new line of business not currently conducted by the Company.

Section 4.2. Additional Restrictions. The Company shall not, without the affirmative vote or written consent of at least a majority of the members of the Board, which majority shall include such number of the Preferred Directors (as such term is defined in the Certificate of Incorporation) whose designators under Section 1.1.2 of the Voting Agreement, along with each such designator’s Affiliates, hold in the aggregate a majority of the then outstanding shares of the Preferred Stock:

(a) issue any debt or equity securities of the Company;

(b) make any material modifications or amendments to the Company’s strategy or business plan;

(c) enter into any business arrangement with a third party that is reasonably expected to result in a liability to the Company in an amount greater than $500,000;

(d) make any changes to the patent strategy of the Company as of the date hereof;

(e) approve any Company annual budget; or

(f) borrow or lend money to a third party, other than in the ordinary course of business and consistent with past practice.

ARTICLE V.

TERMINATION OF COVENANTS

Except for the obligations of the Company under Section 3.10 of this Agreement, the obligations of the Company under Articles III and IV of this Agreement, notwithstanding any provisions hereof to the contrary, shall terminate and shall be of no further force or effect on the closing date of a Qualified Public Offering, an Acquisition or an Asset Transfer (as such terms are defined in the Certificate of Incorporation).

ARTICLE VI.

MISCELLANEOUS

Section 6.1. Waivers, Amendments and Approvals. In each case in which the approval of the Investors is required by the terms of this Agreement, such requirement shall be satisfied by a vote or the written action of Investors holding a majority of the Registrable Common, unless a different percentage is specifically required by the terms of this Agreement. Except as otherwise provided in Section 3.7(f), any term or provision of this Agreement requiring performance by or binding upon the Company or the Investors may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only by a writing signed by the Company and the Investors holding a majority of the Registrable Common. Any amendment or waiver effected in accordance with this Section shall be binding upon the Investors (including permitted assigns pursuant to Section 6.10 hereof). The waiver by a party of any breach hereof or default in payment of any amount due hereunder or default in the performance hereof shall not be deemed to constitute a waiver of any other default or succeeding breach or default. Written notice of any such waiver, consent or agreement of amendment, modification or supplement shall be given to the record Investors holding Registrable Common who did not give written consent thereto. Notwithstanding the foregoing, any party to this Agreement may waive any of its rights hereunder without the consent of any other party.

Section 6.2. Written Changes, Waivers, Etc. Neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated orally, but only by a statement in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought, except to the extent provided in Section 6.1.

Section 6.3. Notices. All notices, requests, consents and other communications required or permitted hereunder shall be in writing and shall be personally delivered, or sent by facsimile transmission, or mailed first-class postage prepaid, registered or certified mail, or dispatched by recognized delivery service, as follows:

(a) to a Investor, addressed to such Investor at the address(es) set forth on the Schedules;

with a copy (which shall not constitute notice to the Investors) to:

Wilson Sonsini Goodrich & Rosati, P.C.

650 Page Mill Road

Palo Alto, CA 94304-1050

Attn: Philip H. Oettinger

Tel: 650-565-3564

Fax: 650-493-6811

(b) to the Company, to:

BeneChill, Inc.

10060 Carroll Canyon Road

Suite 100

San Diego CA 92131

Attn: Chief Executive Officer

Tel: 858-695-8161

Fax: 858-695-8163

with a copy (which shall not constitute notice to the Company) to:

Oppenheimer Wolff & Donnelly LLP

222 South Ninth Street

Minneapolis, MN 55402-3338

Attn: Thomas A. Letscher

Tel: 612-607-7443

Fax: 612-607-7100

and such notices and other communications shall for all purposes of this Agreement be treated as being effective or having been given if delivered personally, or, if sent by mail delivery service or facsimile, when received. Any party may change its address for such communications by giving notice thereof to the other parties in conformity with this Section.

Section 6.4. Survival of Representations, Warranties, Agreements, Etc. All representations, warranties, covenants and agreements contained herein or in any certificate, document or instrument delivered pursuant to this Agreement (other than any legal opinion) shall survive the execution and delivery of this Agreement or such certificate, document or instrument, as the case may be.

Section 6.5. Delays or Omissions. Except as expressly provided herein, no delay or omission to exercise any right, power or remedy accruing to any party under this Agreement shall impair any such right, power or remedy of such party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence thereto, or of a similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party hereto of any breach or default under the Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing.

Section 6.6. Other Remedies. Any and all remedies herein expressly conferred upon a party shall be deemed cumulative with, and not exclusive of, any other remedy conferred hereby or by law on such party, and the exercise of any one remedy shall not preclude the exercise of any other.

Section 6.7. Attorneys’ Fees. Should suit be brought to enforce or interpret any part of this Agreement, the prevailing party shall be entitled to recover, as an element of the costs of suit and not as damages, reasonable attorneys’ fees to be fixed by the court (including, without limitation, costs, expenses and fees on any appeal). The prevailing party shall be the party entitled to recover its costs of suit, regardless of whether such suit proceeds to final judgment. A party not entitled to recover its costs shall not be entitled to recover attorneys’ fees. No sum for attorneys’ fees shall be counted in calculating the amount of a judgment for purposes of determining if a party is entitled to recover costs or attorneys’ fees.

Section 6.8. Entire Agreement. This Agreement, the schedules hereto, the documents referenced herein and the exhibits thereto, constitute the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect hereto and thereto, including without limitation, the term sheet dated November 21, 2012. This Agreement amends, restates and replaces in its entirety the Prior Agreement. The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof.

Section 6.9. Severability. Should any one or more of the provisions of this Agreement or of any agreement entered into pursuant to this Agreement be determined to be illegal or unenforceable, all other provisions of this Agreement and of each other agreement entered into pursuant to this Agreement, shall be given effect separately from the provision or provisions determined to be illegal or unenforceable and shall not be affected thereby. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision.

Section 6.10. Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon and be enforceable by the successors and permitted assigns of the parties hereto, including the holder or holders from time to time of any of the Preferred Stock or the Conversion Shares. For purposes of this section, “permitted assign” shall mean: (i) a transferee or assignee of all a Investor’s shares of Registrable Common, (ii) another Investor of Registrable Common which already possesses registration rights from the Company, (iii) a transferee or assignee acquiring at least 10% of the Company’s securities outstanding at the time of such transfer or assignment, or (iv) an Affiliate.

Section 6.11. Governing Law. This Agreement shall be governed by and construed under the laws of the State of Delaware.

Section 6.12. Counterparts; Facsimiles. This Agreement may be executed in two or more counterparts, each of which will be deemed an original but all of which, when taken together, shall constitute one and the same instrument. Facsimile execution and delivery of this Agreement shall be legal, valid and binding execution and delivery for all purposes.

Section 6.13. Aggregation of Stock. All shares of Preferred Stock and/or Registrable Common held or acquired by entities or persons controlled by, or under common control with, a Investor shall be aggregated together for purposes of determining the availability of rights under this Agreement.

Section 6.14. Additional Investors. Persons or entities that, after the date hereof, purchase shares of Series E Preferred pursuant to the Purchase Agreement and become “Additional Investors” thereunder may, with the prior written approval of the Company (but without the need for approval by any other party to this Agreement), become parties to this Agreement by executing and delivering a counterpart signature page hereto, whereupon they shall be deemed “Series E Investors” and “Investors” for all purposes of this Agreement.

[signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the day and year first above written.

COMPANY:	BENECHILL, INC.

	By:	/s/ Fred Colen
Name: Fred Colen
Title: President and Chief Executive Officer

[Signature Page to Third Amended and Restated Investors Rights Agreement]

INVESTORS:

By:
Name: Denise Barbut, M.D.
70 East 77th Street Apartment 9C New York, NY 10021

[Signature Page to Third Amended and Restated Investors Rights Agreement]

INVESTORS:	INTUITIVE BENECHILL, LLC

By:
Name:
Title:

[Signature Page to Third Amended and Restated Investors Rights Agreement]

INVESTORS:	BRIAN ELIOT PEIERLS

By:
Name: Brian Eliot Peierls
Title: Individual

E. JEFFREY PEIERLS

By:
Name: E. Jeffrey Peierls
Title: Individual

INVESTOR: (each of the following a “Holder”):

PEIERLS SEVERAL ENTITIES

U.D. E.F Peierls for Brian E. Peierls

U.D. E.F. Peierls for E. Jeffrey Peierls

U.D. J.N. Peierls for Brian Eliot Peierls

U.D. J.N. Peierls for E. Jeffrey Peierls

U. D. E.S. Peierls for E. F. Peierls et al

UW E.S. Peierls for Brian E. Peierls Accumulation

UW E.S. Peierls for E. Jeffrey Peierls Accumulation

UW JN Peierls for Brian E. Peierls

UW JN Peierls for E. Jeffrey Peierls

The Peierls Foundation, Inc. (Non-Profit)

U.D. Ethel F. Peierls Charitable Lead Trust

By:
E. Jeffrey Peierls
Title: as trustee or authorized officer on behalf of each of the foregoing Holders

[Signature Page to Third Amended and Restated Investors Rights Agreement]

INVESTORS:

HealthCap V L.P. By: HealthCap V GP SA, its General Partner

By:	/s/ Peder Fredriksen
Name:	Peder Fredriksen
Title:	President

OFP V Advisor AB, Reg. No. 556701-1118, Strandvägen 5B, 114 51 Stockholm, Sweden, on behalf of itself and of other members, if any, of the OFCO Club V

By:	/s/ Staltzon Lindstrand /s/ Anki Forsberg
Name:	Staltzon Lindstrand, Anki Forsberg
Title:	Partner Partner

[Signature Page to Third Amended and Restated Investors Rights Agreement]

INVESTORS:

MEDVENTURE ASSOCIATES V, L.P. By: MedVenture Associates Management V Co., L.L.C., its general partner

By:	/s/ Annette Campbell-White
Name: Annette Campbell-White
Title: Authorized Signatory

MEDVEN AFFILIATES V, L.P. By: MedVenture Associates Management V Co., L.L.C., its general partner

By:	/s/ Annette Campbell-White
Name:	Annette Campbell-White
Title:	Authorized Signatory

[Signature Page to Third Amended and Restated Investors Rights Agreement]

INVESTORS:

/s/ Michael Berman
MICHAEL BERMAN

MICHAEL BERMAN REVOCABLE TRUST DATED SEPTEMBER 30, 2002

/s/ Michael Berman
By:
Its:

[Signature Page to Third Amended and Restated Investors Rights Agreement]

INVESTORS:

NGN BIOMED OPPORTUNITY I, L.P.

By:	NGN BioMed I GP, L.P. General Partner
By:	NGN Capital LLC General Partner

By:	/s/ Kenneth S. Abramowitz
Kenneth S. Abramowitz

NGN BIOMED OPPORTUNITY I GMBH & CO. BETEILIGUNGS KG

By:	NGN Capital LLC Managing Limited Partner

By:	/s/ Kenneth S. Abramowitz
Kenneth S. Abramowitz

[Signature Page to Third Amended and Restated Investors Rights Agreement]

INVESTORS:

RÜTLI FOUNDATION SOLON MEDICAL

By:	/s/ Claudia Ineichen /s/ Karl Reichmuth
Name:	Claudia Ineichen Karl Reichmuth
Title:	Director Director

[Signature Page to Third Amended and Restated Investors Rights Agreement]

INVESTORS:

/s/ Alexander Marchessini
ALEXANDER MARCHESSINI

[Signature Page to Third Amended and Restated Investors Rights Agreement]

INVESTORS:

/s/ Fred Colen
FRED COLEN

[Signature Page to Third Amended and Restated Investors Rights Agreement]

INVESTORS:

PHYSIO CONTROL, INC.

By:	/s/ Brian D. Webster
Name:	Brian D. Webster
Title:	President

[Signature Page to Third Amended and Restated Investors Rights Agreement]

INVESTORS:

NGN BIOMED OPPORTUNITY ANNEX FUND, L.P.

By:	NGN BioMed I Annex GP, L.P. General Partner

By:	/s/ John Constantino
John Constantino Managing General Partner

INVESTORS:

/s/ Paul Bernstein
PAUL BERNSTEIN